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                                                          EXHIBIT 11
                                                          ----------
                                    STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

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                                              Basic         Diluted
                                         EPS number      EPS number              Net         Basic         Diluted
                                          of shares       of shares           Income           EPS             EPS
                                       ---------------------------------------------------------------------------
12 months ended December 31, 1997         2,095,359       2,221,211       $2,222,544       $  1.06         $  1.00
12 months ended December 31, 1998         2,350,763       2,514,919       $3,010,774       $  1.28         $  1.20



12 MONTHS ENDED DECEMBER 31, 1997             Basic                          Diluted
                                       ------------                     ------------
Average Shares Outstanding                2,095,359                        2,095,359
Options - Plan 1                                           126,212
Average Option Price                                    $     5.32
Total Exercise Cost                                     $  671,448
Shares Repurchased                                          40,892
Net Shares from Option - Plan 1                                               85,320
Options - Plan 2                                            73,702
Average Option Price                                    $     7.39
Total Exercise Cost                                     $  544,658
Shares Repurchased                                          33,170
Net Shares from Option - Plan2                                                40,532
Options - Plan 3                                           146,306
Average Option Price                                    $    16.01
Total Exercise Cost                                     $2,342,359
Shares Repurchased                                         142,653
Net Shares from Option - Plan 3                                                    -
                                       ------------                     ------------
Gross Shares                              2,095,359                        2,221,211
Price                                                   $    16.42

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12 MONTHS ENDED DECEMBER 31, 1998             Basic                          Diluted
                                       ------------                     ------------
Average Shares Outstanding                2,350,763                        2,350,763
Options - Plan 1                                            43,399
Average Option Price                                    $     5.90
Total Exercise Cost                                     $  256,054
Shares Repurchased                                           9,224
Net Shares from Option - Plan 1                                               34,175
Options - Plan 2                                            73,521
Average Option Price                                    $     7.62
Total Exercise Cost                                     $  560,230
Shares Repurchased                                          20,181
Net Shares from Option - Plan 2                                               53,340
Options - Plan 3                                           181,223
Average Option Price                                    $    16.02
Total Exercise Cost                                     $2,903,192
Shares Repurchased                                         104,582
Net Shares from Option - Plan 3                                               76,641
                                       ------------                     ------------
Gross Shares                              2,350,763                        2,514,919
Price                                                   $    27.76
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